UNITED STATES
SECURITIES AND EXCHANGE COMMISION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2010

AMERICAN GOLDFIELDS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49996	71-0867612
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3481 E Sunset Road, Suite 100
Las Vegas, NV 89120
(Address of principal executive offices)

1-702-315-0468
(Registrant’s telephone number, including area code)

__________________
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On May 7, 2004 American Goldfields Inc., (the “Company”), entered into a Property Option Agreement with MinQuest (the “Optionor”), whereby the Company was granted the exclusive right and option to acquire an undivided 100% right, title and interest in and to the property called the Gilman Property.

On October 22, 2004, the Company, entered into a Property Option Agreement with the Optionor, whereby the Company was granted the exclusive right and option to acquire an undivided 100% right, title and interest in and to the property called the Hercules Property.

On February 28, 2005, the Company entered into an agreement with the Optionor whereby the Company was granted the exclusive right and option to acquire an undivided 100% right, title and interest in and to the properties known as the “Crescent Fault Property,” the “Bankop Property,” and the “Bullion Mountain Property” (collectively, the “Cortez Property”).

On March 11, 2010, the Company entered into an Assignment Agreement with its wholly owned subsidiary, Goldmin Exploration Inc., a Nevada corporation (“Goldmin”), to assign the exclusive option to an undivided right, title and interest in the Gilman and Cortez Property to Goldmin.  Pursuant to the Agreements, Goldmin assumed the rights, and agreed to perform all of the duties and obligations, of the Company arising under the Gilman and Cortez Property Option Agreements.

On December 9, 2010 the Company acknowledged that the Hercules Property has reverted back to MinQuest according to a final 30 day notice of default served by MinQuest due to a short fall in option payments and exploration commitments.  Also on December 9, 2010 the Company would like to confirm that the Gilman Property, Cortez Property and all other Property Option Agreements that the Company and its subsidiaries have with MinQuest are terminated and as a result no longer maintains any interest in the Properties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Goldfields Inc.
(Registrant)

By: /s/ Richard kehmeier
Richard Kehmeier, President and Director

Date: January 6, 2011